EXHIBIT 99.1

Jos. A. Bank Reports Results for First Quarter of Fiscal Year 2014

Adjusted Earnings Per Share Increased 10.3% for the Quarter

Total Sales Up 10.9%; Comparable Brand Sales Up 8.4%

HAMPSTEAD, Md., June 6, 2014 (GLOBE NEWSWIRE) -- Jos. A. Bank Clothiers, Inc. (Nasdaq:JOSB) (the "Company" or "Jos. A. Bank") today announced that adjusted earnings per diluted share were $.32 for the first quarter of fiscal 2014, representing a 10.3% increase compared to adjusted earnings per diluted share of $.29 in the first quarter of fiscal 2013. Adjusted net income was $9.0 million for the first quarter of fiscal 2014 compared to $8.1 million in the same period in fiscal year 2013.

R. Neal Black, President and CEO, said, "We are pleased to have continued the positive trend of increases in adjusted earnings that started in the second half of 2013. Comparable brand sales increased by double digits in the first two months of the quarter but then slowed after Easter resulting in a strong 8.4% increase for the quarter. As we begin the second quarter, we had solid sales again in fiscal May 2014 as we generated an estimated total sales gain of approximately 7.7%. However, our gross profit margin rate declined in May as we aggressively sold clearance goods left over from spring 2013 and our sales and marketing expenses increased. We are therefore cautious as we approach the critical Father's Day selling period as we attempt to balance strong sales with the appropriate amount of clearance markdowns and advertising expenses."

The adjusted earnings per diluted share and adjusted net income for the first quarter of fiscal year 2014 exclude expenses of approximately $75.4 million, or $1.65 per diluted share, of "Strategic Activity Costs," namely fees and expenses related to the Company's strategic activities, including a) a $48.5 million termination fee and expense reimbursement paid to the owner of Eddie Bauer, b) legal and professional fees and expenses incurred in connection with various merger and acquisition activities and c) incremental incentive compensation related to the merger transaction with Men's Wearhouse. After deducting the $75.4 million of Strategic Activity Costs, GAAP net (loss) was ($37.1) million or ($1.33) per diluted share for the first quarter of fiscal year 2014. GAAP net income in the first quarter of fiscal 2013 was $8.1 million or $.29 per diluted share as there were no adjustments to income in this period.

The first quarter of fiscal 2014 ended on May 3, 2014. The first quarter of fiscal 2013 ended on May 4, 2013. Fiscal May 2014 ended on May 31, 2014. The estimated financial results for fiscal May 2014 presented above are preliminary and are still subject to the internal completion of financial closing and review procedures.

JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading designers, manufacturers and retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 639 stores in 44 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, Md., and its common stock is listed on the NASDAQ Global Select Market under the symbol "JOSB."

Non-GAAP Measurements

This press release includes non-GAAP financial measures. Jos. A. Bank is presenting adjusted earnings per diluted share and adjusted net income, which are non-GAAP financial measures. Jos. A. Bank believes presentation of these non-GAAP financial measures are useful to investors in connection with their financial analysis as it is more indicative of the Company's operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Jos. A. Bank's results prepared in accordance with GAAP. For a description of how Jos. A. Bank reconciles these non-GAAP financial measures to GAAP earnings, please see the third paragraph of this press release.

ADDITIONAL INFORMATION

On January 6, 2014, Java Corp. ("Purchaser"), a wholly owned subsidiary of The Men's Wearhouse, Inc. ("Men's Wearhouse"), commenced a cash tender offer for all outstanding shares of common stock of Jos. A. Bank not already owned by Men's Wearhouse or any of its subsidiaries, subject to the terms and conditions set forth in the Second Amended and Restated Offer to Purchase dated as of March 20, 2014 (the "Offer to Purchase"). The purchase price to be paid upon the successful closing of the cash tender offer is $65.00 net per share in cash, without interest and less any required withholding tax, subject to the terms and conditions in the Offer to Purchase and the related letter of transmittal that accompanies the Offer to Purchase. The tender offer is scheduled to expire at 5:00 p.m. New York City time, on June 19, 2014, unless extended.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication is for informational purposes only. The tender offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of shares in any jurisdiction in which the making of the tender offer or the acceptance thereof would not comply with the laws of that jurisdiction. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related letter of transmittal and other offer materials) filed by Men's Wearhouse and the Purchaser with the U.S. Securities and Exchange Commission ("SEC") on January 6, 2014, as amended from time to time. INVESTORS AND SECURITY HOLDERS OF JOS. A. BANK ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. Investors and security holders can obtain free copies of these documents and other documents filed with the SEC by Jos. A. Bank through the web site maintained by the SEC at http://www.sec.gov. The Offer to Purchase, related letter of transmittal and other offering documents may also be obtained for free by contacting the Information Agent for the tender offer, MacKenzie Partners, Inc., at 212-929-5500 or toll-free at 800-322-2885.

This press release contains forward-looking information. Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements. These forward-looking statements may be significantly impacted by various factors, including, but not limited to: actions by governmental entities; domestic and international economic activity and inflation; success, or lack thereof, in executing our internal operating plans and new store and new market expansion plans, including successful integration of acquisitions; performance issues with key suppliers; disruption in buying trends due to homeland security concerns; severe weather; foreign currency fluctuations; government export and import policies; aggressive advertising or marketing activities of competitors; and legal proceedings. Future results will also be dependent upon our ability to continue to identify and complete successful expansions and penetrations into existing and new markets and our ability to integrate such expansions with our existing operations. Additionally, interim period sales are not necessarily indicative of sales expected for the full quarter. Furthermore, sales are just one component of earnings and no projection of earnings should be inferred from any discussion of interim period sales or other information in this release.

These forward-looking statements are based upon management's current beliefs or expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies and third-party approvals, many of which are beyond our control. The following factors, among others, could cause actual results to differ materially from those expressed or implied in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger by and among Men's Wearhouse, the Purchaser and Jos. A. Bank; (2) the failure to consummate the acquisition of Jos. A. Bank for reasons including that the conditions to Men's Wearhouse's offer to purchase all outstanding shares of Jos. A. Bank's common stock, including the condition that a minimum number of shares be tendered and not withdrawn, are not satisfied or waived by Men's Wearhouse; (3) the possibility that the expected benefits from the proposed transaction will not be realized within the anticipated time period; (4) the risks related to the costs and difficulties related to the integration of Jos. A. Bank's business and operations with Men's Wearhouse's business and operations; (5) the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction; (6) unexpected costs, charges or expenses resulting from the transaction; (7) litigation relating to the transaction; (8) the inability to retain key personnel; and (9) the possible disruption that may be caused by the transaction to the business and operations of Men's Wearhouse and its relationships with customers, employees and other third parties.

The forward-looking statements in this press release speak only as of the date hereof. Except for the ongoing obligations of Jos. A. Bank to disclose material information under the federal securities laws, Jos. A. Bank undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law. Other factors that may impact the forward-looking statements are described in Jos. A. Bank's Annual Report on Form 10-K for the fiscal year ended February 1, 2014, as amended, and Quarterly Report on Form 10-Q for the first quarter of fiscal year 2014. For additional information on Jos. A. Bank, please visit www.josabank.com.

CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, Md.
David E. Ullman
EVP/CFO
410-239-5715
or Investor Relations Information Request Website (http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=irol-inforeq), or Investor Relations Voicemail, 410-239-5900
E-commerce Address for JoS. A. Bank Clothiers, Inc.:
www.josbank.com

MEDIA CONTACT:
Thomas Davies/Molly Morse
Kekst and Company
212-521-4873/212-521-4826
thomas-davies@kekst.com
molly-morse@kekst.com

E-commerce Address for Jos. A. Bank Clothiers, Inc.:
www.josbank.com

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	May 4, 2013	May 3, 2014
	(In thousands, except per share information)
Net sales	$ 196,055	$ 217,422
Cost of goods sold	76,869	85,552
Gross profit	119,186	131,870
Operating expenses:
Sales and marketing, including occupancy costs	88,701	96,921
General and administrative	17,532	20,264
Strategic activity costs	—	75,390
Total operating expenses	106,233	192,575
Operating income	12,953	(60,705)
Other income (expense):
Interest income	171	61
Interest expense	(5)	(11)
Total other income (expense)	166	50
Income before provision for income taxes	13,119	(60,655)
Provision (benefit) for income taxes	5,031	(23,518)
Net income	$ 8,088	$ (37,137)
Per share information:
Earnings per share:
Basic	$ 0.29	$ (1.33)
Diluted	$ 0.29	$ (1.33)
Weighted average shares outstanding:
Basic	27,965	27,992
Diluted	28,047	27,992

Note: The foregoing unaudited Consolidated Statements of Income are excerpts from our unaudited Consolidated Financial Statements for the three months ended May 4, 2013 and May 3, 2014 and do not include the Notes, which are considered an integral part thereof. The foregoing unaudited financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2014, which was filed with the Securities and Exchange Commission on June 6, 2014.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	February 1, 2014	May 3, 2014
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 305,531	$ 338,420
Short-term investments	139,969	—
Accounts receivable, net	13,592	18,278
Inventories:
Finished goods	295,889	319,056
Raw materials	8,433	11,194
Total inventories	304,322	330,250
Prepaid expenses and other current assets	23,060	28,891
Deferred tax asset - current	—	25,406
Total current assets	786,474	741,245
NONCURRENT ASSETS:
Property, plant and equipment, net	148,966	150,980
Other noncurrent assets	298	278
Total assets	$ 935,738	$ 892,503
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 32,946	$ 47,696
Accrued expenses	115,023	98,137
Deferred tax liability — current	1,819	—
Total current liabilities	149,788	145,833
NONCURRENT LIABILITIES:
Deferred rent	41,296	40,469
Deferred tax liability — noncurrent	11,158	9,463
Other noncurrent liabilities	1,412	1,360
Total liabilities	203,654	197,125
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred Stock	—	—
Common stock	279	279
Additional paid-in capital	95,825	96,256
Retained earnings	636,044	598,906
Accumulated other comprehensive income (loss)	(64)	(63)
Total stockholders' equity	732,084	695,378
Total liabilities and stockholders' equity	$ 935,738	$ 892,503

Note: The foregoing unaudited Consolidated Balance Sheets are excerpts from our Consolidated Financial Statements (as of February 1, 2014 and as of May 3, 2014) and do not include the Notes, which are an integral part thereof. The foregoing financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2014 and the Annual Report on Form 10-K for the fiscal year ended February 1, 2014, which were filed with the Securities and Exchange Commission on June 6, 2014 and April 2, 2014, respectively.

JOS. A. BANK CLOTHIERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	May 4, 2013	May 3, 2014
	(In thousands)
Cash flows from operating activities:
Net income	$ 8,088	$ (37,137)
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	7,493	7,401
Loss on disposals of property, plant and equipment	28	45
Non-cash equity compensation	510	690
Deferred taxes	(542)	(28,920)
Net (increase) in operating working capital and other components	(65,860)	(43,075)
Net cash (used in) operating activities	(50,283)	(100,996)
Cash flows from investing activities:
Capital expenditures	(5,895)	(5,825)
Proceeds from maturities of short-term investments	140,915	139,969
Payments to acquire short-term investments	(124,934)	—
Net cash provided by investing activities	10,086	134,144
Cash flows from financing activities:
Income tax benefit (detriment) from equity compensation plans	(40)	90
Net proceeds from issuance of common stock	—	—
Tax payments related to equity compensation plans	(173)	(349)
Net cash (used in) financing activities	(213)	(259)
Net (decrease) in cash and cash equivalents	(40,410)	32,889
Cash and cash equivalents — beginning of period	71,288	305,531
Cash and cash equivalents — end of period	$ 30,878	$ 338,420

Note: The foregoing unaudited Consolidated Statements of Cash Flows are excerpts from our unaudited Consolidated Financial Statements for the three months ended May 4, 2013 and May 3, 2014 and do not include the Notes, which are considered an integral part thereof. The foregoing unaudited financial information should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2014, which was filed with the Securities and Exchange Commission on June 6, 2014.